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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                          Filed by the Registrant [ ]

                Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[X]    Soliciting Material Under Rule 14a-12

                          PEAK INTERNATIONAL LIMITED
               (Name of Registrant as Specified in its Charter)

                        CHADWICK CAPITAL MANAGEMENT LLC
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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     (4) Date Filed:


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                        CHADWICK CAPITAL MANAGEMENT LLC
                         MONARCH ACTIVIST PARTNERS LP
                        4510 EXECUTIVE DRIVE SUITE 200
                              SAN DIEGO, CA 92121

March 12, 2008


Sent via email
--------------


Board of Directors
Peak International LTD.
Flat E&F 19th Floor CDW Building
388 Castle Peak Road
Tsuen Wan, Hong Kong


Board of Directors:

Monarch Activist Partners (Monarch) and Ancora Capital (Ancora) are both significant shareholders of Peak International (PEAK), each owning more than 5% of the company. As evidenced by this 13D filing, a group has been formed with the company's largest shareholder (and director) Skiritai Capital. Both Ancora and Monarch have individually articulated their concerns about the strategic direction of the company, but have now lost faith in the board's ability to exercise responsible business judgment and fulfill its fiduciary responsibilities.

As significant investors we are growing increasingly alarmed by the communication we are receiving from the company. In a letter to Monarch dated February 2, 2008, Peak director Christine Russell wrote:

"At the same time we are also exploring ways to grow the top line through both organic and inorganic means.".... "Dean (Peak's CEO) also remarked in the call
(3rd quarter conference call) that he believes the industry needs to be
                                                   --------------------
consolidated. To that end we are keenly interested in, and from time to time
------------
review, any opportunities, both buy or sell, that could enhance shareholder value."

In addition, Monarch's Managing Partner James Chadwick has spoken to Ms. Russell and she mentioned the possibility of driving value to Peak's shareholders through acquiring other companies and consolidating the
                     -----------------------------------------------
fragmented industry.
-------------------

It is unconscionable that any Board member could speak about acquisitions when the CEO (as of the last investor call) had not even presented a turn-around plan to the Board to stem the company's dismal operating performance and cash bleeding. As a responsible fiduciary you would expect a plan to be on its way to execution by the time of an investor call that reports a continuing decline in the business. However, in Peak's case a plan had not even been delivered to the Board (according to Dean Personne's statement) despite several quarters of lost revenue and a declining cash position. The Board as characterized by Ms. Russell's statement not only lacks a sense of urgency, but is completely misguided in thinking that the current operators who have failed to deliver results for Peak shareholders should be in any position to consolidate companies into Peak.

Ms. Russell is a CFO of a public company (Virage Logic Corporation, ticker "VIRL"), however her statement suggests she may need to revisit Finance 101. Peak trades at 0.3x book value and nearly a negative enterprise value, making its equity useless as currency for an acquisition. If she intends to use the only attractive asset the company has, its cash, for acquisitions then she would not only eliminate the single stellar attribute of the company, but take away a valuable resource often required in turnarounds. We are astounded by her lack of ability to apply basic financial principles to PEAK's current predicament.


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The fact that she as a Board member isn't solely focused on turn-around efforts is truly scary and speaks to how misguided the Board is in setting strategic direction.

Since the Board appears to have appointed Ms. Russell as their spokesperson, we can only assume her views represent that of the rest of the Board (except for Mr. Silvestri). By failing to act quarter after quarter to right the business and instead speak of acquisitions as if the company were operating in some other universe, we have come to the firm conclusion that the Board is not in the least concerned about protecting shareholder value. By failing to right size the business and cut costs to mitigate the company's cash burn we believe that the Board members are in breach of their fiduciary responsibilities and need to step down immediately.

As the current Board appears to be unwilling to step down we are seeking to replace the existing Board, except for Russ Silvestri, with new directors who represent significant shareholders and will do right by the vast majority of Peak's investors. We hope the current Board will not opt to go forward in a protracted battle as it has done enough to erode value. It is time for individuals with a stake in the company's future to have a say in how it operates. We have already spoken to and identified shareholders who represent what we believe to be 40-45% (including ourselves and Skiratai) of the Company's outstanding shares who would vote for our proposals. We believe that a proxy solicitation will easily put us over the 50% level needed to remove the current Board members and replace them with our nominees. Therefore, any action taken by the current Board to oppose us and block our efforts will simply be self-serving entrenchment. All of the current directors face continuing embarrassment as a result of their inaction and the prospect of looming litigation should the current Board fail to turn the company around.

We hope you give this letter careful deliberation and for once in your tenures as directors do the right thing and let the company's owners take the helm as fiduciaries.

Sincerely,

/s/ James Chadwick

James Chadwick
Managing Partner
Monarch Activist Partners LP


/s/ Richard Barone

Richard Barone
Chairman
Ancora Advisors, LLC




IMPORTANT INFORMATION

Chadwick Capital Management LLC, Monarch Activist Partners LP, James Chadwick and Sohail Malad (collectively, the "Monarch Participants"); SKIRITAI Capital LLC, Leonidas Opportunity Fund L.P., Leonidas Opportunity Offshore Fund Ltd., Russell Silvestri and Lyron L. Bentovim (collectively the "SKIRITAI Participants"); and Ancora Capital, Inc., Ancora Securities Inc, Ancora Advisors LLC, Ancora Trust, the Ancora Mutual Funds, Ancora Foundation, Merlin Partners, Richard Barone and John Micklitsch (collectively, the "Ancora Participants," and together with the Monarch Participants and the SKIRITAI Participants, the "Participants"); are participants in the solicitation of shareholders of Peak International Limited.

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The Participants intend to file a proxy statement with the Securities and
Exchange Commission relating to a solicitation of proxies from the shareholders of Peak International Limited in connection with the special meeting of shareholders that has been demanded by certain of the Participants. SECURITY HOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement along with any other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of the proxy statement, when it becomes available, by contacting Russell Silvestri at 415-391-5929, or by sending an email to rsilvestri@skiritai.com. Quantified information relating to the security holdings of the Monarch Participants may be found in the
Schedule 13D of the Monarch Participants originally filed on February 23, 2007, as amended December 4, 2007, and March 12, 2008 and as it may be further amended. Quantified information relating to the security holdings of the SKIRITAI Participants may be found in the Schedule 13D of the SKIRITAI Participants originally filed on September 22, 2005, as amended September 26, 2005, February 13, 2006, February 8, 2007, March 7, 2008 and March 12, 2008
and as it may be further amended. Quantified information relating to the security holdings of the Ancora Participants may be found in the Schedule 13D of the Ancora Participants originally filed on January 24, 2008, as amended March 12, 2008 and as it may be further amended.